Exhibit 99.1

Avid Bioservices Reports Financial Results for Third Quarter Ended January 31, 2024

-- Recorded Third Quarter Revenue of $33.8 Million --

-- Signed $41 Million in Net New Business Resulting in Record High Backlog of $206 Million --

-- Celebrated Completion of Recent Expansion Program with Grand Opening of Cell and Gene Therapy
Manufacturing Facility in January 2024 --

-- Completed Convertible Debt Offering Subsequent to Quarter End, Extending Debt Maturity to 2029 --

TUSTIN, Calif., April 24, 2024 -- Avid Bioservices, Inc. (NASDAQ: CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the third quarter and nine months ended January 31, 2024.

Highlights from the Quarter Ended January 31, 2024, and Other Events:

"I would first like to address the reasons for our delayed 10-Q filing for the third quarter of fiscal 2024,” stated Nick Green, president and CEO of Avid Bioservices. “As a result of the note acceleration of our convertible notes due 2026 (2026 Notes), and subsequent offering of convertible notes due 2029 (2029 Notes), disclosed in our recent filings with the Securities and Exchange Commission (“SEC”), the company undertook an evaluation of its financial statements spanning the period from October 31, 2022 to October 31, 2023, including the 10-K for the year ended April 30, 2023. After consulting with the company’s audit committee, we concluded that certain recent periods would require restatement to reclassify the 2026 Notes from long-term liabilities to short-term on our balance sheets, and to account for the incremental interest associated with our 2026 Notes. These restated financials were all filed with the SEC on April 24, 2024. I will now turn to the positive results for our third quarter and first nine months of fiscal 2024.

“During the third quarter we had stronger revenues and an increase in bookings as compared to Q2 2024.  We ended the quarter with a record high backlog of $206 million. We have achieved record backlogs for four of the last five quarters, demonstrating the continued momentum in the business. The quarter is consistent with the revenue and backlog ramp that we projected for the second half of the year and we expect the momentum to continue as we transition into our fiscal year 2025 with new business wins starting to flow through our financials.

“During the third quarter, we also observed an incremental improvement in our pipeline mix.  Our recent expansion has allowed us to address the needs of larger customers and has enabled us to win new later stage programs which offer a significantly higher probability of regulatory approval and recurring and ramping commercial revenues that enhance our medium to long-term growth prospects. We also saw a slight uptick in work for earlier stage programs, in contrast with market-driven headwinds in this area of our business in recent quarters. Early-stage programs provide their own set of advantages, including balance to our pipeline, broader capacity usage, and shorter-term revenue generation.  While our pipeline remains weighted toward later stage work, we are hopeful that an improving biotech funding environment will mark the return of more early-stage opportunities for Avid.

1

“On the operations front, we recently hosted a grand opening of our cell and gene therapy (CGT) facility. This represents the final step in a three-year expansion program that has dramatically increased the company’s service offerings and revenue generating capacity.  With our expansion program now complete, we expect to reap the benefits of our investment going forward. Avid estimates that its combined facilities now have a total revenue generating capacity of up to approximately $400 million annually.

“Today, Avid is a larger, more capable, world-class organization, poised to benefit from the tailwinds in multiple CDMO markets.  When we combine our state-of-the-art facilities and expanded technical capabilities with the value of our pipeline and the strength of our commercial team, we believe we are well-positioned to realize the strategic objectives behind our expansion investment.  As we continue to fill capacity and attract customers to our new capabilities, we believe we are well on our way to achieving the growth trajectory and sustainable profitability that will establish Avid as the supplier of choice for the industry.”

Financial Highlights and Guidance

•	The company is maintaining revenue guidance for full fiscal year 2024 of $137 million to $ 147 million.

•	Revenues for the third quarter of fiscal 2024 were $33.8 million, representing an 11% decrease as compared to revenues of $38.0 million recorded in the same prior year period. For the first nine months of fiscal 2024, revenues were $96.9 million, a decrease of approximately 11% compared to $109.5 million in the same prior year period. The decrease in revenues for the third quarter and nine months ended January 31, 2024, compared to the same prior year periods was primarily attributed to fewer manufacturing runs and a reduction in process development services from early-stage customers. Additionally, the first nine months revenues were also impacted by a reduction of revenue for changes in estimated variable consideration under a contract where uncertainties have been resolved.

•	As of January 31, 2024, the company’s backlog was $206 million, representing an increase of 17% compared to $176 million at the end of the same quarter last year. The company anticipates a significant amount of its backlog will be recognized as revenue over the next five fiscal quarters.

•	Gross profit for the third quarter of fiscal 2024 was $2.4 million (7% gross margin), compared to $9.8 million (26% gross margin) in the third quarter of fiscal 2023. Gross profit for the first nine months of fiscal 2024 was $1.8 million (2% gross margin), compared to a gross profit of $23.1 million (21% gross margin) for the same period during fiscal 2023. The decrease in gross margin for the three and nine months ended January 31, 2024, compared to the same prior year periods was primarily driven by fewer manufacturing runs, a reduction in process development services from early-stage customers, and an increase in our costs related to expansions of both the company’s capacity and technical capabilities. Gross margins during the nine months ended January 31, 2024, were also impacted by a reduction of revenue for changes in estimated variable consideration under a contract where uncertainties have been resolved, a terminated project relating to the insolvency of one of the company’s smaller customers, and a delay in the ability to recognize revenues of a customer product pending the implementation of a process change.

•	SG&A expenses for the third quarter of fiscal 2024 were $6.4 million, a decrease of 10% compared to $7.1 million recorded for the third quarter of fiscal 2023. SG&A expenses for the first nine months of fiscal 2024 were $19.2 million, a decrease of approximately 6% compared to $20.3 million recorded in the same prior year period. The decrease in SG&A for both the three and nine months ended January 31, 2024 compared to the same prior year periods was primarily due to decreases in compensation and benefit related expenses, and consulting fees.

•	Operating loss for the third quarter of fiscal 2024 was $4.0 million, a decrease compared to operating income of $2.7 million recorded for the third quarter of fiscal 2023. Operating loss for the first nine months of fiscal 2024 was $17.4 million compared to operating income of $2.8 million for the first nine months of fiscal 2023. The decrease in operating income for the three and nine months ended January 31, 2024, compared to the same prior year periods was driven by a decrease in gross profit partially offset by reduced SG&A.

2

•	During the third quarter of fiscal 2024, the company’s net loss was $6.0 million or $0.09 per basic and diluted share, compared to a net loss of $0.2 million or $0.00 per basic and diluted share for the third quarter of fiscal 2023. For the first nine months of fiscal 2024, the company recorded a net loss of $17.6 million or $0.28 per basic and diluted share, as compared to net income of approximately $0.6 million or $0.01 per basic and diluted share, during the same prior year period.

•	On January 31, 2024, Avid reported cash and cash equivalents of $30.7 million, compared to $38.5 million on April 30, 2023.

•	Subsequent to quarter end, the company closed an offering of $160 million in aggregate principal amount of 7.00% Convertible Senior Notes due on March 1, 2029 (the “2029 Notes”). The 2029 Notes will represent senior unsecured obligations of the company and will accrue interest payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2024. The company used $146.1 million of the net proceeds from the offering (i) to repurchase for cash a portion of its 1.250% Exchangeable Senior Notes due 2026 (the “2026 Notes”) in privately negotiated transactions from certain noteholders and (ii) to repay in full any remaining outstanding 2026 Notes by depositing the required payoff amount with the trustee under the indenture of the 2026 Notes.

More detailed financial information and analysis may be found in Avid Bioservices’ Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission today.

Recent Corporate Developments

•	The company’s commercial team signed multiple new orders during the third quarter of fiscal 2024, totaling approximately $41 million net, and resulting in record high revenue backlog of $206 million. These orders span a broad range of the company’s capabilities and are primarily from later-stage projects. The company anticipates a significant amount of its backlog will be recognized as revenue over the next five fiscal quarters.

•	During the quarter, Avid marked the completion of its cell and gene therapy (or CGT) facility, representing the final step in a three-year expansion program that has dramatically increased the company’s service offerings and revenue generating capacity. Avid estimates that its combined mammalian and CGT facilities now have a total revenue generating capacity of up to approximately $400 million annually.

Statement Regarding Use of Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures such as non-GAAP adjusted net income, free cash flow, as well as adjusted EBITDA. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of its operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures exclude amounts that the company does not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization and its senior management. The company computes non-GAAP financial measures primarily using the same consistent method from quarter to quarter and year to year, and may consider whether other significant items that arise in the future should be excluded from its non-GAAP financial measures.

3

The company reports non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The company believes that non-GAAP financial measures should only be used to evaluate its results of operations in conjunction with the corresponding GAAP financial measures and encourages investors to carefully consider its results under GAAP, as well as the supplemental non-GAAP information and the reconciliations between these presentations, to more fully understand its business.

Non-GAAP net income (loss) excludes stock-based compensation; business transition and related costs including corporate initiatives into new business activities such as severance and related expenses; non-cash interest expense on debt; and other income or expense items and is adjusted for income taxes. Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation, and amortization as well as non-operating items such as interest income, interest expense, and income tax expense or benefit and is adjusted for income taxes. For the reasons explained above, adjusted EBITDA also excludes certain business transition and related costs. The company also uses measures such as free cash flow, which represents cash flow provided by or (used in) operations less cash used in the acquisition and disposition of capital.

Additionally, non-GAAP net income (loss) and adjusted EBITDA are key components of the financial metrics utilized by the company’s compensation committee to measure, in part, management’s performance and determine significant elements of management’s compensation. The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP financial measures are included at the end of this press release.

Webcast

Avid will host a webcast on Monday, April 29, 2024, at 4:30 PM Eastern (1:30 PM Pacific).

To listen to the live webcast, or access the archived webcast, please visit: https://ir.avidbio.com/investor-events.

About Avid Bioservices, Inc.

Avid Bioservices (NASDAQ: CDMO) is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biologics. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 30 years of experience producing biologics, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including cell line development, upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

4

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding the company’s projected revenue ramp and expected continued momentum, expected future sustained profitability, the estimated annual revenue-generating capacity of the company’s facilities, the expected benefits to the company’s business from customers with later stage programs, the anticipated timing for recognizing revenue from the company’s backlog, the realization of the company’s strategic objectives, the company’s revenue guidance, and other statements relating to the company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including, but not limited to, the risk the company may experience delays in engaging new customers, the risk that the company may not be successful in executing customers projects, the risk that changing economic conditions may delay or otherwise adversely impact the realization of the company’s backlog, the risk that the company may not be able to convert its backlog into revenue within the contemplated time periods, the risk that the company may experience technical difficulties in completing customer projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that the company’s later-stage customers do not receive regulatory approval or that commercial demand for an approved product is less than forecast, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services which could adversely affect guided fiscal 2024 revenues, the risk that expanding into a new biologics manufacturing capability may distract senior management’s focus on the company’s existing operations, the risk that the company may experience delays in hiring qualified individuals into the cell and gene therapy business, the risk that the company may experience delays in engaging customers for the cell and gene therapy business, and the risk that the cell and gene therapy business may not become profitable for several years, if ever. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2023, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

5

avid bioservices, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) and comprehensive INCOME (LOSS)

(Unaudited) (In thousands, except per share information)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023

Revenues	$33,815	$38,018	$96,936	$109,467
Cost of revenues	31,432	28,193	95,118	86,378
Gross profit	2,383	9,825	1,818	23,089

Operating expenses:
Selling, general and administrative	6,382	7,107	19,202	20,320
Total operating expenses	6,382	7,107	19,202	20,320
Operating income (loss)	(3,999)	2,718	(17,384)	2,769

Interest expense	(875)	(636)	(2,527)	(2,354)
Other income (expense), net	(2,184)	432	(1,786)	627
Net income (loss) before income taxes	(7,058)	2,514	(21,697)	1,042
Income tax (benefit) expense	(1,052)	2,761	(4,048)	448
Net income (loss)	$(6,006)	$(247)	$(17,649)	$594

Comprehensive income (loss)	$(6,006)	$(247)	$(17,649)	$594

Net income (loss) per share:
Basic	$(0.09)	$(0.00)	$(0.28)	$0.01
Diluted	$(0.09)	$(0.00)	$(0.28)	$0.01

Weighted average common shares outstanding:
Basic	63,321	62,388	63,103	62,166
Diluted	63,321	69,164	63,103	63,634

- Continued -

6

Avid bioservices, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except par value)

	January 31, 2024	April 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$30,708	$38,542
Accounts receivable, net	18,538	18,298
Contract assets	12,197	9,609
Inventory	34,568	43,908
Prepaid expenses and other current assets	7,578	2,094
Total current assets	103,589	112,451
Property and equipment, net	187,518	177,770
Operating lease right-of-use assets	41,567	42,772
Deferred tax assets	117,844	113,751
Other assets	4,709	4,473
Restricted cash	–	350
Total assets	$455,227	$451,567
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,514	$24,593
Accrued compensation and benefits	4,107	8,780
Contract liabilities	52,945	37,352
Convertible senior notes, net	141,421	140,623
Current portion of operating lease liabilities	1,310	1,358
Other current liabilities	3,590	2,440
Total current liabilities	222,887	215,146
Operating lease liabilities, less current portion	44,695	45,690
Finance lease liabilities, less current portion	7,475	1,562
Total liabilities	275,057	262,398

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding at respective dates	–	–
Common stock, $0.001 par value; 150,000 shares authorized; 63,463 and 62,692 shares issued and outstanding at respective dates	63	63
Additional paid-in capital	628,874	620,224
Accumulated deficit	(448,767)	(431,118)
Total stockholders’ equity	180,170	189,169
Total liabilities and stockholders’ equity	$455,227	$451,567

- Continued -

7

avid bioservices, INC.

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES

(Unaudited) (In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023

GAAP net income (loss)	$(6,006)	$(247)	$(17,649)	$594
Stock-based compensation	2,459	2,744	7,268	7,427
Non-cash interest expense	276	262	915	782
Income tax effect of adjustments	1,799	1,211	(1,860)	(2,101)
Adjusted net income (loss)	$(5,070)	$3,970	$(11,326)	$6,702

GAAP net income (loss)	$(6,006)	$(247)	$(17,649)	$594
Interest expense, net	665	192	1,882	1,645
Income tax (benefit) expense	(1,052)	2,761	(4,048)	448
Depreciation and amortization	2,817	1,917	8,250	5,326
Stock-based compensation	2,459	2,744	7,268	7,427
Adjusted EBITDA	$(1,117)	$7,367	$(4,297)	$15,440

GAAP net cash provided by (used in) operating activities	$3,687	$(6,941)	$9,695	$(15,867)
Purchase of property and equipment	(4,488)	(11,303)	(26,112)	(52,580)
Free cash flow	$(801)	$(18,244)	$(16,417)	$(68,447)

###

8